Exhibit 99.4

SHARE PURCHASE AGREEMENT

Rainmaker Worldwide Inc. (OTC: RAKR)

This Share Purchase Agreement (the “Agreement”) is made and entered into as of September 25, 2026 (the “Effective Date”), by and between:

Seller:

Michael O’Connor

[REDACTED — personal address]

and

Purchaser:

Terry Planton

[REDACTED — personal address]

(each a “Party” and collectively, the “Parties”).

1. Shares Being Sold

The Seller agrees to sell, transfer, and assign to the Purchaser, and the Purchaser agrees to purchase from the Seller:

● 3,750,000 (three million, seven hundred and fifty thousand) common shares of Rainmaker Worldwide Inc. (OTC: RAKR) (the “Company”).

These shares are being sold as-is, free and clear of all liens, encumbrances, and restrictions other than those imposed by applicable securities laws.

2. Purchase Price

The purchase price shall be:

● US$0.0125 per share × 3,750,000 shares = US$46,875

The Purchaser shall pay the Purchase Price to the Seller in immediately available funds on or before the Closing Date.

3. Closing

The closing of the transaction (the “Closing”) shall occur on September 29, 2026, or on such other date as mutually agreed by the Parties. At Closing:

● The Seller shall deliver all documents required to transfer the Shares to the Purchaser, including any necessary stock powers or transfer forms.

● The Purchaser shall deliver the Purchase Price in full.

● The Purchaser agrees to assume responsibility of all transfer costs. i.e. fees charged by the transfer agent.

4. Seller Representations

The Seller represents and warrants that:

a. The Seller is the lawful owner of the Shares and has full authority to sell them.

b. The Shares are free of all liens, pledges, or claims, other than restrictions arising under U.S. securities laws.

c. The execution of this Agreement does not violate any other agreement to which the Seller is a party.

5. Purchaser Representations

The Purchaser represents and warrants that:

a. The Purchaser is acquiring the Shares for investment purposes only and not with a view to resale or distribution.

b. The Purchaser acknowledges that the Shares may be “restricted securities” under U.S. law.

c. The Purchaser has sufficient financial resources to complete the transaction.

6. Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

7. Entire Agreement

This Agreement constitutes the entire understanding between the Parties regarding the subject matter and supersedes all prior negotiations or agreements.

8. Signatures

Seller:	Purchaser:

/s/ Michael O’Connor	/s/ Terry Planton
Michael O’Connor	Terry Planton